FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Fund	Fidelity New York AMT Tax-Free Money Market Fund
Trade Date	6/13/14
Settle Date	6/23/14
Security Name	NYC NY GO FISCAL 2% 8/1/14
CUSIP	64966LMZ1
Price	100.20
Transaction Value	$ 1,352,700.00
Class Size	$ 791,695,000
% of Offering	0.171%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	Morgan Stanley
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Citigroup
Underwriting Members: (5)	Jefferies
Underwriting Members: (6)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (7)	Barclays Capital
Underwriting Members: (8)	Fidelity Capital Markets
Underwriting Members: (9)	Goldman, Sachs & Co.
Underwriting Members: (10)	Janney Montgomery Scott LLC
Underwriting Members: (11)	Lebenthal & Co., LLC
Underwriting Members: (12)	Loop Capital Markets LLC
Underwriting Members: (13)	PNC Capital Markets LLC
Underwriting Members: (14)	Ramirez & Co., Inc.
Underwriting Members: (15)	Raymond James
Underwriting Members: (16)	RBC Capital Markets
Underwriting Members: (17)	Rice Financial Products Company
Underwriting Members: (18)	Roosevelt & Cross Incorporated
Underwriting Members: (19)	Southwest Securities, Inc.
Underwriting Members: (20)	Wells Fargo Securities
Underwriting Members: (21)	Blaylock Beal Van, LLC
Underwriting Members: (22)	Cabrera Capital Markets, LLC
Underwriting Members: (23)	Drexel Hamilton, LLC
Underwriting Members: (24)	TD Securities (USA) LLC